UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2019

Green Brick Partners, Inc.
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(Exact name of registrant as specified in its charter)

_______Delaware_______ (State or other jurisdiction of incorporation)	_______001-33530_ ____ (Commission File Number)	_____20-5952523_____ (I.R.S. Employer Identification Number)
2805 Dallas Parkway, Suite 400 ____Plano, Texas _____ (Address of principal executive offices)	_____ 75093_____ (Zip code)
Registrant’s telephone number, including area code: (469) 573-6755
(Former name or former address, if changed since last report) Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share Preferred Stock Purchase Rights	GRBK	The Nasdaq Stock Market LLC The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On August 8, 2019, Green Brick Partners, Inc., a Delaware corporation (the “Company”), issued $75.0 million aggregate principal amount of senior unsecured notes (the “Notes”) due on August 8, 2026 at a fixed rate of 4.00% per annum to Prudential Private Capital in a Section 4(a)(2) private placement transaction and received proceeds of $73.3 million. A brokerage fee and other debt issuance costs, in the aggregate of approximately $1.7 million, will be deferred and will reduce the amount of debt on our consolidated balance sheet. The Company will capitalize these costs to inventory over the term of the Notes using the straight-line method. The Company expects to use all of the $73.3 million of net proceeds from the issuance of the Notes to repay borrowings under the Company’s existing revolving credit facilities.

Principal on the Notes is required to be paid in increments of $12.5 million on August 8, 2024 and $12.5 million on August 8, 2025. The final principal payment of $50.0 million is due on August 8, 2026. Optional prepayment is allowed with payment of a “make-whole” penalty (the “Make-Whole Amount”) which fluctuates depending on market interest rates. Interest will be payable quarterly in arrears commencing on November 8, 2019.

Under the terms of the Notes, the Company is required, among other things, to maintain compliance with various financial covenants, including maximum leverage ratios, a minimum interest coverage ratio, and a minimum consolidated tangible net worth. The notes are guaranteed on an unsecured senior basis (the “Guarantees”) by the Company’s Significant Subsidiaries (as defined in the Note Purchase Agreement) and certain other subsidiaries. The notes and the guarantees will be the Company’s senior unsecured obligations and will rank equally in right of payment with all of the Company’s existing and future senior unsecured debt and will be senior in right of payment to all of the Company’s future subordinated debt. The notes and the guarantees will be effectively subordinated to any of the Company’s existing and future secured debt, to the extent of the value of the assets securing such debt.

The Note Purchase Agreement also contains customary default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults with other indebtedness and guarantor defaults. The occurrence of an event of default under the Note Purchase Agreement could result in the Purchasers (as defined in the Note Purchase Agreement) accelerating the payment of all obligations under the Notes.

In addition, the Note Purchase Agreement contains covenants that may restrict or limit the Company’s ability to perform certain actions including, but not limited to:

•	Place liens on assets to secure indebtedness;

•	Buy or sell assets outside of the ordinary course of business;

•	Merge or consolidate; and

•	Pay dividends.
The covenants are subject to a number of important exceptions and qualifications contained within the Note Purchase Agreement.

Following the occurrence of any Change of Control or Control Event (as defined in the Note Purchase Agreement), the Company must offer to prepay the Notes at 100% of the principal amount of such Notes at par (without any Make-Whole Amount) together with interest accrued thereon to the prepayment date selected by the Company.

The foregoing descriptions of the Note Purchase Agreement and Subsidiary Guaranty Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of such documents, copies of which are attached hereto as Exhibits 10.1 and 10.2 respectively, and incorporated herein by reference. The Notes and Guarantee are not subject to any registration rights agreement.

Zelman & Associates served as Exclusive Financial Advisor to the Company on the transaction.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits
Exhibit No.    Description of Exhibit

10.1    Note Purchase Agreement, dated as of August 8, 2019, between the Company and Prudential Private Capital.
10.2    Subsidiary Guarantee Agreement, dated August 8, 2019, among the Company, certain of the Company’s direct and indirect subsidiaries and Prudential Private Capital.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BRICK PARTNERS, INC.
By:	/s/ Richard A. Costello
Name:	Richard A. Costello
Title:	Chief Financial Officer

Date:    August 8, 2019